Exhibit 10.1

FIRST UNITED CORPORATION

LONG-TERM INCENTIVE PLAN

Introduction

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of First United Corporation (the “Corporation”) has adopted this Long-Term Incentive Plan (this “Plan”) as a sub-plan of the Corporation’s 2018 Equity Compensation Plan that was adopted at the 2018 annual meeting of shareholders (the “Equity Plan”). The purpose of this Plan is to reward participants for increasing shareholder value of the Corporation, align interests with shareholders, and serve as a retention tool for key executives.

As used in this Plan, the term “Corporation” refers to First United Corporation and, as the context requires, its subsidiaries.

Objectives for this Plan

The Plan is part of a total compensation package that includes base salary, annual incentives, long-term incentives, and benefits. Below are specific objectives for this Plan:

•	Motivate and reward senior management for increasing the long-term shareholder value of the Corporation.

•	Create a strong focus on pay-for-performance by providing a significant portion of total compensation at risk.

•	Position the Corporation’s total compensation to be competitive with market for meeting defined performance goals.

•	Enable the Corporation to attract and retain talent needed to drive its success.

Eligibility/Participation

The CEO of First United Corporation and certain other executive officers of the Corporation are eligible to participate in this Plan. The Compensation Committee designates those executive officers who are eligible to participate in this Plan and who should receive awards under this Plan. The Compensation Committee may solicit eligibility and participation recommendations from the CEO.

In order to receive an Award under this Plan, participants must be an active employee of the Corporation and in good standing at the time of grant. Employees hired after a grant date will not be eligible to participate in that grant.

Grant of Awards

The Compensation Committee believes that awards that vest based on the Corporation’s performance and/or time align executive officers with shareholder interests. Accordingly, under this Plan, a participant will receive one or more awards of restricted stock units (an “Award”). An Award may vest based on performance metrics to be established by the Compensation Committee from time to time (a “Performance Award”),or may vest over a period of time (the “Time Award”). The value of an Award is a specified percentage of the participant’s salary as of the date of grant, which will be stated on an Appendix A to this Plan. Each participant’s Award opportunity will be determined based on competitive market practice for his/her role. These opportunities will be determined so as to reflect a target total compensation package that is competitive and provides a significant percentage of pay based on performance (annual incentive + long-term incentive).

An Award of an RSU represents the right to receive the aggregate value of the shares of the Corporation’s common stock subject to Award as of the date on which the Award vests. That value may be paid in shares of stock, cash, or a combination of shares and cash, as determined by the Compensation Committee at the time each Award is granted. To determine the targeted number of shares that are subject to an Award, the value of the Award will be divided by the Fair Market Value (as that term is defined in the Equity Plan) of a share of the Corporation’s common stock as of the date of grant, rounded down to the nearest whole share (the “Target Shares”). For Performance Awards, the number of shares that could be issued (or converted into a cash payment, if the Compensation Committee were to determine to pay an Award in cash) if the threshold, target or the maximum target is met will be determined by multiplying the Target Shares by the threshold percentage, target percentage and maximum percentage, respectively. All Awards will be evidenced by an individual award agreement with the participant that details the number of shares of common stock covered by the Award, the performance metrics that will dictate whether and the extent to which the Award will vest, and other terms consistent with this Plan and the Equity Plan.

Performance Goals; Performance Period; Vesting of Awards

For each Performance Award, the Compensation Committee will establish one or more performance goals for a three-year performance period (the “Performance Period”) and the minimum thresholds that must be met for the Award to vest, stated as a percentage of the targeted performance goals. The extent to which an Award will vest will be based on whether performance for the Performance Period meets or exceeds the threshold levels, target levels or stretch levels established for each performance metric. The Compensation Committee may assign particular weightings to each of these performance metrics. Threshold performance will cause a portion of an Award that is less than 100% to vest; target performance will cause 100% of the Award to vest; and maximum performance will cause a multiple of 100% of the Award to vest. Actual vesting amounts will be pro-rated between threshold and target levels and target and maximum levels to reward incremental improvement. The Performance Period, the applicable performance metrics, and the threshold, target and maximum levels for those metrics will be established each year by the Compensation Committee and set forth in Appendix A to this Plan. The goals for the performance metrics will be specified in a participant’s award agreement.

The vesting of a Performance Award is “all or nothing”, in that the Performance Award will vest only if the Corporation achieves the threshold goals and then only if the participant is employed by the Corporation on the vesting date. All Performance Shares will lapse if the specified thresholds are not met or the participant is not employed on the vesting date. Achievement of the threshold, target or maximum levels for a Performance Award will be determined by the Compensation Committee on the date on which the Corporation files its Annual Report on Form 10-K containing audited financial statements for the last year of the Performance Period related to the Award or March 15th of the year following the end of the Performance Period, whichever occurs first. If the Corporation is not required to file a Form 10-K, then the determination will occur no later than March 15th of the year following the end of the Performance Period. Promptly thereafter, the Compensation Committee shall notify each participant in writing as to whether the threshold, target or maximum levels for the Performance Period were satisfied. In all cases, the vesting date for a Performance Award will be March 15th of the year following the end of the Performance Period for that Award.

A Time Award will vest on the date or dates specified in the related award agreement.

Long-Term Incentive Plan Subject to Equity Plan

Notwithstanding anything in this Plan to the contrary, the terms of this Plan are subject to the terms of the Equity Plan, a copy of which must be provided to each participant at the time an Award is granted.

Effective Date

The Plan is effective as of March 11, 2020. The Plan, its performance goals and its other components may be reviewed and revised annually by the Compensation Committee to ensure proper alignment with the Corporation’s objectives. The Compensation Committee retains the right as described below to amend, modify or terminate this Plan at any time during the specified period.

Program Authorization and Oversight

The Compensation Committee has the sole authority to establish rules for and otherwise interpret this Plan, to designate those employees who are eligible for participation, to grant awards under this Plan, and to otherwise administer this Plan as described in the Omnibus Equity Compensation Plan. Any determination by the Compensation Committee will be final and binding.

Amendment and Termination

The Compensation Committee has developed this Plan on the basis of existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these factors, the Compensation Committee may add to, amend, modify or discontinue any of the terms or conditions of the Program at any time. No such addition, amendment, modification or discontinuance shall adversely impact any participant who has been granted an Award without that participant’s consent.

Termination of Employment; Disability, Retirement and Death; Leaves of Absence

If the employment of a participant is terminated prior to the vesting date of an outstanding Award other than because of death, disability, or retirement, all unvested awards will lapse and be forfeited.

If a participant becomes disabled and is disabled long enough to be placed on long-term disability, his/her outstanding unvested awards may be appropriately prorated so that no Award will be earned during the period of long-term disability. If a participant’s employment is terminated due to disability, the Corporation will pay an amount of shares or cash to the participant based on the pro rata portion of the award that would have been earned by the participant had the participant remained employed through the vesting date and had the threshold goals been met. Such payment will be made as soon as practicable after termination.

In the event of retirement or death, the Corporation will pay an amount of shares or cash to the participant or his or her estate (as the case may be) based on the pro rata portion of the award that would have been earned by the participant had the participant remained employed through the vesting date and had the threshold goals been met. Such payment will be made as soon as practicable after death or retirement.

The method of determining the pro rata portion that shall be deemed vested in the event of termination due to disability, retirement or death shall be specified in each award agreement.

In the event of an approved leave of absence, a participant’s Award may be appropriately adjusted to reflect the period of active status.

Change in Control of First United Corporation

Unless a participant has entered into an agreement under the First United Corporation Change in Control Severance Plan that provides otherwise (the “CiC Plan”), in which case the CiC Plan shall control, Section 15 of the Equity Plan shall apply to the Awards in the event there is a Change in Control (as defined in the Equity Plan).

Ethics

Any unvested Award will terminate and lapse in the event the Compensation Committee determines that a participant (i) knowingly participated in the altering, inflating, and/or inappropriate manipulation of performance or financial results of the Corporation for any fiscal year, or (ii) willfully engaged in any activity injurious to the Corporation. In addition, in the event of item (i), the participant shall forfeit and return to the Corporation all shares of common stock (or cash, to the extent the Award was paid in cash, in which case such amount shall be repaid to the Corporation) issued pursuant to a Performance Award to the extent it vested based on the altered, inflated, or manipulated financial results.

Clawback

Subject to the forfeiture provisions in the “Ethics” section above, if an Award has vested and the Corporation is thereafter required to restate its financial statements in respect of any period covered by the Performance Period for that award due to the material noncompliance with any applicable financial reporting requirements, including securities laws, the award shall be adjusted to give retroactive effect to the restatement. In such case, a participant who received a distribution under such an Award will generally be required to forfeit and return to the Corporation that portion of the award that the restatement shows should not have been earned; provided, however, that, notwithstanding the foregoing, no participant or former participant shall be required to return any portion of any award to the extent it was paid more than three years prior to the date the Corporation determines that a restatement is required.

Miscellaneous

Upon the vesting of an Award or the payment of cash upon termination of employment, the Corporation shall be entitled to withhold Performance Shares or cash from the award in an amount necessary to satisfy all federal, state and local taxes required to be withheld or otherwise deducted and paid with respect to such award.

Neither this Plan nor any award agreement granted hereunder will be deemed to give any participant the right to remain an employee of the Corporation, nor will this Plan or an award agreement interfere with the right of the Corporation to discharge any participant at any time. In the absence of an authorized, written employment contract, the relationship between employees and the Corporation is one of at-will employment. The Plan does not alter the relationship.

The Program and the transactions and payouts hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Maryland and the Omnibus Equity Compensation Plan.

Each provision of this Plan is severable. If any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

APPENDIX A

Performance Award Opportunities – Three-Year Performance Period Beginning January 1, 2019

The Compensation Committee may grant Performance Awards in 2020 with respect to a Performance Period that will be deemed to have commenced on January 1, 2019 and that will end on December 31, 2021. The value of an Award will be equal to 10% of the participant’s base salary as of December 31, 2018, and the performance metric will be earnings per share. The threshold level for vesting purposes will be 50% of the target amounts. The maximum level will be 150% of the target amount. The targeted performance goal for this Performance Period will be specified in each award agreement. If the threshold level is met, then 50% of the Performance Award will vest; if the target level is met, then 100% of the Performance Award will vest; and if the maximum level is met, then 150% of the Performance Award will vest. Actual vesting amounts will be pro-rated between threshold and target level and target and maximum levels. The targeted performance goal will be specified in each award agreement. The vesting date for these Performance Awards will be March 15, 2022, provided that (i) the participant is an employee of the Corporation in good standing on such date and (ii) the Corporation’s earnings per share for the one-year period ending December 31, 2021 meet or exceed the threshold level.

Performance and Award Opportunities – Three-Year Performance Period Beginning January 1, 2020

The table below provides the Award opportunities as a percentage of base salary at December 31, 2019:

Tier	Annual Target Award Opportunity (% of Base Salary)
CEO	15%
I	15%

Tier I includes the following executive officers: Chief Financial Officer; Chief Operating Officer; Chief Revenue Officer; and Senior Trust Officer.

Two-thirds of an Award will be a Performance Award, and one-third of the Award will be a Time Award. The Time Award will vest ratably over a three-year period, beginning on the first anniversary of the grant date. A participant must be an employee in good standing on each vesting date to receive shares under a Time Award.

2020 Performance Goals for Performance Awards

The Performance Period will be deemed to have commenced on January 1, 2020 and will end on December 31, 2022. The targeted performance goals will be earnings per share and tangible book value per share. The threshold level for vesting purposes will be 50% of the target amount. The maximum level will be 150% of the target amount. Threshold performance for at least one of these performance metrics must be met for an award to vest. The targeted performance goals for this Performance Period will be specified in each award agreement. If the threshold levels are met, then 50% of the Performance Award will vest; if the target levels are met, then 100% of the Performance Award will vest; and if the maximum levels are met, then 150% of the Performance Award will vest. Actual vesting amounts will be pro-rated between threshold and target levels and target and maximum levels. The vesting date for these Performance Awards will be March 31, 2023, provided that the participant is an employee of the Corporation in good standing on such date, and either (a) the Corporation’s earnings per share for the one-year period ending December 31, 2022 meets or exceeds the threshold level for that performance metric, or (b) the Corporation’s tangible book value per share meets or exceeds the threshold level for that performance metric.